Exhibit 99.1

Contact:
Brett Perryman
ir@bsig.com
(617) 369-7300

Paulson & Co. to Purchase Position in BrightSphere Held by HNA Capital U.S.;
Expected to Own 24.95% of BrightSphere Following Completion of the Transaction

London, November 19, 2018 - BrightSphere Investment Group plc (NYSE: BSIG), a global, diversified multi-boutique asset management company, is pleased to announce that its Board of Directors has received notice that Paulson & Co., Inc. has agreed to buy a substantial majority of the ordinary shares of BrightSphere held by HNA Capital (U.S.) Holding LLC. Following completion of the transaction, Paulson & Co. is expected to own approximately 24.95% of the ordinary shares of BrightSphere. The closing of the transaction will be subject to regulatory approvals.
In connection with the transaction, John Paulson, President of Paulson & Co., and Guang Yang, Managing Member of H Plus Capital, have joined the BrightSphere Board of Directors, replacing Enrico Marini Fichera and Daniel Chen, effective November 16, 2018.
“The Board and I welcome John’s investment in BrightSphere and his vote of confidence in our Company,” said James J. Ritchie, BrightSphere’s Chairman. “The transfer of shares to a respected institutional investor such as John Paulson will bring the clarity of ownership and stability which is positive for all of our constituencies.”
“BrightSphere’s highly regarded boutique Affiliates made this an attractive investment,” stated Mr. Paulson. “I look forward to being a long-term strategic shareholder in BrightSphere.”
Steve Belgrad, BrightSphere’s President and CEO added, “As we continue to work to generate shareholder value and growth, John’s advice as a Board member will be highly valued. I look forward to working with him.”

About BrightSphere

BrightSphere is a global, multi-boutique asset management company with approximately $238 billion of assets under management as of September 30, 2018. Its diverse Affiliates offer leading, alpha generating investment strategies to investors around the world. BrightSphere’s partnership approach, which includes equity ownership at the Affiliate level and a profit sharing relationship between BrightSphere and its Affiliates, aligns the interests of the Company and its Affiliates to work collaboratively in accelerating their growth. BrightSphere’s business model combines the investment talent, entrepreneurialism, focus and creativity of leading asset management boutiques with the resources and capabilities of a larger firm. For more information, please visit the Company’s website at www.bsig.com.

BSIG-201861.23